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                                                                    Exhibit 99.1




                                                                  March 27, 2002



                  LETTER TO SECURITIES AND EXCHANGE COMMISSION

March 27, 2002

         Andersen has represented to us that: The audit for the year ended December 31, 2001 was subject to Andersens quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

Liberty Self-Stor, Inc.